Exhibit 4.3

AGREEMENT AND PLAN OF MERGER

among

ipower wireless technology inc.

ipower wireless technology usa, inc.

VCAB NINE CORPORATION

and

HFG Capital Investments, LLC

dated as of

july 7, 2026

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is entered into as of July 7, 2026 (the “Effective Date”), by and among VCAB Nine Corporation, a Texas corporation (the “Company”), HFG Capital Investments, LLC, a Texas limited liability company (“HFG”), iPower Wireless Technology Inc., an exempted company incorporated in the Cayman Islands with limited liability having its registered office at the office of Jacob Corporate Ltd., Citrus Grove, Ground Floor, 106 Goring Avenue, George Town, Grand Cayman, Cayman Islands ( “Parent”), and iPower Wireless Technology USA Inc., a Texas corporation (“iPower USA” or “Surviving Corporation “). The Company, HFG, Parent and Surviving Corporation shall each be referred to herein from time to time as a “Party” and, collectively, as the “Parties”. Capitalized terms used herein and not otherwise defined herein or in Section 6.01 hereof shall have the meanings ascribed to such terms in the Joint Plan (as defined below).

RECITALS

WHEREAS, Victory Parent Company, LLC, a Texas limited liability company (“Victory Parent”) and certain of its Affiliates filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division, Case No. 15-42373. The First Amended Joint Chapter 11 Plan, as modified and confirmed by the Bankruptcy Court (the “Joint Plan”) on March 21, 2016, was ordered effective on May 11, 2016 (the “Confirmation Order”); and

WHEREAS, certain provisions of the Joint Plan are intended to augment the recovery to holders of Class 5 Allowed General Unsecured Claims (“Class 5 Claims”) by having all assets and liabilities of Victory Parent transferred to a liquidating grantor trust established pursuant to the Joint Plan, except for $1,000 cash and Class 5 Claims, which will remain with Victory Parent; and

WHEREAS, HFG effectuated the conversion of Victory Parent to the Company in order to facilitate the objectives of the Joint Plan of seeking and consummating a business transaction, such as the one contemplated by this Agreement. Pursuant to the Joint Plan and this Agreement, HFG and holders of Class 5 Claims, in exchange for and in full settlement and satisfaction of their respective claims against the Victory Parent and Company, as a successor Post Confirmation Debtor of the Victory Parent, will be issued shares of common stock of Parent pursuant to Section 1145 of the Bankruptcy Code (the “Plan Shares”); and

WHEREAS, pursuant to the Confirmation Order, HFG had selected to receive 70% of the Plan Shares to be issued by a successor to the Company as the Post Confirmation Debtor, in full satisfaction of its Allowed Administrative Expense; and

WHEREAS, pursuant to the Confirmation Order, as to the terms and conditions of the merger, consolidation or acquisition transactions, no vote by the shareholders of the Company is required, and are only subject to approval by the majority of the members of the Board of directors of the Company; and

WEHREAS, George Diamond, a Member and Manager of HFG, serves as the sole director and officer of the Company, and his execution of this Agreement on behalf of the Company indicates that director approval has been obtained; and

WHEREAS, the board of directors of Parent has approved the execution and delivery by Parent of this Agreement and any other transaction documents contemplated hereunder to which it may become a party to and the consummation of the transactions contemplated hereby and thereby, including the Merger, and determined to recommend to the Parent shareholders that they consent to the Merger; and

  WHEREAS, the sole director of the Surviving Corporation has approved the execution and delivery by the Surviving Corporation of this Agreement and any Transaction Documents it is contemplated hereunder it is to become a party to and the consummation of the transactions contemplated hereby and thereby, including the Merger, and determined to recommend to the Parent, as the sole shareholder of the Surviving Corporation, that it consents to the Merger; and

WHEREAS, the shareholders of Parent have approved the execution and delivery by the Parent of this Agreement and any other transaction documents it is contemplated hereunder it is to become a party to and the consummation of the transactions contemplated hereby and thereby, and, as sole shareholder of the Surviving Corporation, the Parent’s consent to the Merger, and concurrently herewith and in such capacity Parent is consenting to the Merger and has further determined to recommend to the shareholders of Parent the resolution required to consummate the Merger; and

WHEREAS, the Parties desire to enter into this Agreement, whereby the Company will be merged with and into Surviving Corporation, with Surviving Corporation being deemed both the survivor of the Merger and the successor to Victory Parent as a Post Confirmation Debtor pursuant to the Joint Plan; and

WHEREAS, the Parties desire for U.S. federal income tax purposes that the Merger qualify for the Intended Tax Treatment (defined in Section 2.04 of this Agreement) and that this Agreement constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and that Parent, Surviving Corporation and the Company shall each be a “party to the reorganization” within the meaning of Section 368(b) of the Code; and

WHEREAS, in accordance with the Confirmation Order the Surviving Corporation, as the successor Post Confirmation Debtor of Victory Parent, will become permanent and the discharge of claims as provided in the Joint Plan applicable to Victory Parent or its successor will become effective without further order of the Bankruptcy Court.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties intending to be legally bound, agree as follows:

Article I
The Merger

Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Texas Business Organizations Code (the “TBOC”), at the Effective Time, the Company will merge with and into iPower USA (the “Merger”), and the separate corporate existence of the Company will cease under the TBOC and iPower USA will continue its corporate existence under the TBOC as the surviving corporation in the Merger.

Section 1.02 Effective Time. Subject to the provisions of this Agreement, as soon as practicable following the Effective Date, the Company, Parent and Surviving Corporation will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Texas in accordance with the relevant provisions of the TBOC. The Merger will become effective at such time as is set forth in the Certificate of Merger filed with the Secretary of State of the State of Texas (the “Effective Date”) or at such other time subsequent thereto, but not exceeding 90 days from the date of filing as agreed among Parent, Surviving Corporation and the Company and specified in the Plan of Merger (the “Effective Time”).

Section 1.03 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth herein and in the applicable provisions of the TBOC, and the separate existence of the Company shall cease and the Surviving Corporation shall continue as the surviving company in the Merger. Subject to the foregoing, from and after the Effective Time, (i) the Surviving Corporation shall possess and be vested with all rights, privileges, immunities, powers and franchises and be subject to all the obligations, restrictions, disabilities, liabilities, debts and duties of the Company, (ii) the charter documents of the Surviving Corporation in effect immediately prior to the Effective Time shall be the charter documents of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with applicable Law and (iii) the directors of the Surviving Corporation immediately prior to the Effective Time shall become, as of the Effective Time, and shall remain the directors of the Surviving Corporation after the Merger, until each such director’s successor is duly elected or appointed and qualified or until the earlier of such director’s death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and with applicable Law.

Article II
Merger Consideration

Section 2.01 Issuance of Plan Shares. In connection with the Merger, and as contemplated in the Joint Plan, Parent shall issue Plan Shares to HFG and holders of Class 5 Claims (the “Merger Consideration”). The Merger Consideration shall consist of 735,112 shares of the Parent’s ordinary shares, representing 3.5% of the issued and outstanding ordinary shares of the Parent on the date of issuance.

Section 2.02 Transfer Agent. Parent shall appoint a transfer agent (the “Transfer Agent”) to act as its agent for the purpose of distributing the Merger Consideration. The Parent shall pay all charges and expenses of the Transfer Agent in connection with the distribution of the Merger Consideration.

Section 2.03 Termination of Claims. In accordance with the Joint Plan, HFG and each holder of the Company’s Class 5 Claims shall receive Plan Shares issued by Parent in exchange for and in full settlement and satisfaction of their respective claims against the Company and Surviving Corporation, as the Post Confirmation Debtor of the Company.

Section 2.04 Tax Matters.  For U.S. federal income tax purposes (and state, local and foreign tax purposes where applicable), the Parties intend for and will report the Merger as being pursuant to a plan with the result that each is part of an exchange that is tax-free under Section 351 of the Internal Revenue Code of 1986, as amended (the “Intended Tax Treatment”).

Article III
Representations and Warranties of HFG

HFG and the Company hereby represent and warrant to Parent and Surviving Corporation as follows:

Section 3.01 Bankruptcy Matters.

(a) Allowed Administrative Expenses. HFG incurred certain Allowed Administrative Expenses in connection with its participation in the structuring of the Joint Plan. In lieu of payment of its Allowed Administrative Expenses incurred on behalf of the Company, HFG has elected to receive the Plan Shares issuable to it as set forth in Section 2.01 herein.

(b) Section 1145. As provided in the Joint Plan, the Plan Shares will be issued to the holders of Class 5 Claims and HFG pursuant to Section 1145 of the Bankruptcy Code.

Section 3.02 Organization, Standing and Power of HFG. HFG is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas and has the requisite company power and authority to enter into this Agreement and consummate the transactions contemplated hereby.

Section 3.03 Organization, Standing and Power of the Company

(a) Organization; Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas and has the requisite corporate power and authority to enter into this Agreement and consummate the transactions contemplated hereby. The Company has no subsidiaries. The Company is not qualified to do business as a foreign entity in any other jurisdiction.

(b) Charter Documents. The Company has delivered or made available to Surviving Corporation a true and correct copy of the certificate of formation and bylaws (collectively, the “Charter Documents”) of the Company. The Company is not in violation of any of the provisions of its Charter Documents.

Section 3.04 Authority; Non-contravention.

(a) Authority. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby has been duly authorized by all necessary action on the part of HFG and the Company and no other proceedings on the part of HFG or the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby except filing a Certificate of Merger pursuant to the TBOC. This Agreement has been duly executed and delivered by HFG and the Company and, assuming due execution and delivery by Parent and Surviving Corporation, constitutes the valid and binding obligation of HFG and the Company, enforceable against HFG and the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors rights generally and by general principles of equity.

(b) Non-contravention. Other than Frontieras Transaction (defined in Section 6.01 of this Agreement), the Company is not a party to any contract that has not been fully performed or terminated without any continuing liability to the Company. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, do not and will not contravene or conflict with its Charter Documents or Law applicable to the Company.

Section 3.05 Assets; Liabilities. The Company has no assets of any kind, other than cash and cash equivalent, if any. The Company has no Liabilities, except for the Class 5 Claims, and the HFG Allowed Administrative Expense claim. All other Liabilities of the Company have been transferred to a liquidating grantor trust established pursuant to the Joint Plan. As provided in the Joint Plan and Section 2.03 herein, the Class 5 Claim holders and HFG shall receive Plan Shares in exchange for and in full settlement and satisfaction of their respective claims.

Section 3.06 Taxes Matters. All Taxes of the Company that are due have been fully paid. There are no Liens for Taxes on any of the assets of the Company. There is no deficiency with respect to an amount of Taxes has been proposed, asserted or assessed against the Company.

Article IV
Representations and Warranties of Parent and Surviving Corporation

Each of Parent and Surviving Corporation represents and warrants to HFG and the Company as follows:

Section 4.01 Organization. Each of Parent and Surviving Corporation is duly organized, validly existing and, to the extent applicable in the respective jurisdiction is in good standing under the Laws of the jurisdiction in which it is incorporated or organized to the extent applicable in such jurisdiction. Each of Parent and Surviving Corporation has all requisite corporate power and authority to own, lease and operate the properties and assets it owns, leases and operates and to carry on its business as such business is conducted, as of the date hereof.

Section 4.02 Authority; Non-contravention; Governmental Consents.

(a) Authority. Each of Parent and Surviving Corporation has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Surviving Corporation, the consummation by each of Parent and Surviving Corporation of the transactions contemplated hereby and the issuance of the Plan Shares by Parent have been duly authorized by all necessary corporate action on the part of Parent and Surviving Corporation and no other corporate proceedings on the part of Parent and Surviving Corporation are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to the TBOC. This Agreement has been duly executed and delivered by each of Parent and Surviving Corporation and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Surviving Corporation, enforceable against Parent and Surviving Corporation in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors rights generally and by general principles of equity.

(b) Non-contravention. The execution, delivery and performance of this Agreement by Parent and Surviving Corporation and the consummation by them of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of formation or bylaws of each of Parent and Surviving Corporation; (ii) conflict with or violate any Law applicable to Parent and Surviving Corporation; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any consent under any material contract to which each of Parent and Surviving Corporation is a party or otherwise bound, except, in the case of each of clauses (ii) and (iii), for any conflicts, violations, breaches, defaults, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on each of Parent and Surviving Corporation’s ability to consummate the transactions contemplated by this Agreement.

(c) Governmental Consents. No consent of any governmental entity is required to be obtained or made by each of Parent and Surviving Corporation in connection with the execution, delivery and performance by each of Parent and Surviving Corporation of this Agreement or the consummation by each of Parent and Surviving Corporation of the Merger and other transactions contemplated hereby, except for the filing of the Certificate of Merger with the Secretary of State of the State of Texas.

Article V

Section 5.01 Indemnification By HFG. HFG shall indemnify and defend Parent and Surviving Corporation and their respective officers, employees, attorneys and directors (collectively, the “Surviving Corporation Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Surviving Corporation Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any act of gross negligence or wilful misconduct by HFG or the Company pursuant to this Agreement; or

(b) any breach or non-fulfilment of any covenant, agreement or obligation to be performed by HFG pursuant to this Agreement; or

(c) any breach or non-fulfilment of any covenant, agreement or obligation to be performed by HFG pursuant to the Confirmation Order, including, without limitation, failure to meet the Consummation of the Plan Date as set forth in the Confirmation Order concerning Victory Parent and the Company.

Section 5.02 Indemnification By Parent and Surviving Corporation. Each of Parent and Surviving Corporation shall indemnify and defend each of HFG and its members, employees, attorneys and managers (collectively, the “HFG Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the HFG Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any act of gross negligence or wilful misconduct by Parent and Surviving Corporation pursuant to this Agreement; or

(b) any breach or non-fulfilment of any covenant, agreement or obligation to be performed by Parent and Surviving Corporation pursuant to this Agreement.

Article VI
Miscellaneous

Section 6.01 Definitions. The following terms will have the meanings given to such terms in this Section 6.01:

“Affiliate” means, with respect to any person, any other person that directly or indirectly controls, is controlled by or is under common control with, such first person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day, other than Saturday, Sunday or any day on which commercial banking institutions located in Dallas, Texas are authorized or required by Law or other governmental action to close.

“Fronterias Transaction” means the merger transaction that the Company, HFG and Frontieras North America, Inc., a Wyoming corporation had contemplated to complete pursuant to that Agreement and Plan of Merger dated May 14, 2021 as executed by parties thereto.

“Laws” means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any governmental entity.

“Liability” means any liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise).

“Lien” means any pledge, lien, mortgage, charge, encumbrance, hypothecation, option, right of first refusal, right of first offer and security interests of any kind or nature whatsoever, whether arising by contract, operation of law, or otherwise.

“Losses” means losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

Section 6.02 Interpretation; Construction.

(a) The headings and subheading herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. A reference to any party includes such party’s successors and assigns. Any reference to “days” means calendar days unless Business Days are expressly specified. When calculating the period of time before which, within which or following which any act is to be done or step taken, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

(b) The parties have jointly participated in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favouring or disfavouring any party by virtue of the authorship of any provision of this Agreement.

Section 6.03 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

Section 6.04 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the appropriate state or federal court sitting in Dallas, Texas. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.06 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 6.04, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 6.05 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.05.

Section 6.06 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient on a Business Day, otherwise on the next Business Day, or (d) on the third day after the date mailed by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.06):

If to Parent to:	c/o Office of Jacob Corporate Ltd. Citrus Grove, Ground Floor 106 Goring Avenue George Town, Grand Cayman, Cayman Islands Email: george.liu@wipozg.com

If to Surviving Corporation to:	Miller Canfield C/o Yanping Wang, Senior Principal 200 Public Square, Suite 2010 Cleveland, Ohio 44114 Email: wangy@millercanfield.com

If to the Company or HFG	HFG Capital Investments, LLC 17 Stonebriar Way Frisco, Texas 75034 Attention: Kevin Halter, Jr. Email: gdiamond@halter.com or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 6.07 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Parent and the Company;

(b) by Parent by written notice to the Company, if any of the representations or warranties of the Company set forth in ARTICLE III shall not be true and correct, or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement, and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (if capable of being cured) within 30 days after written notice thereof is delivered to the Company;

(c) by the Company by written notice to Parent, if any of the representations or warranties of Parent or iPower USA set forth in ARTICLE IV shall not be true and correct, or if Parent or iPower USA has failed to perform any covenant or agreement on the part of Parent or iPower USA, respectively, set forth in this Agreement, and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured (if capable of being cured) within 30 days after written notice thereof is delivered to Parent or iPower USA.

In the event of the termination of this Agreement pursuant to Section 6.07(a), all obligations of the Parties hereunder (other than Article V and this Article VI, which shall survive the termination of this Agreement) shall terminate without any liability of any Party to any other Party. No termination pursuant to Section 6.07 (b) or Section 6.07 (c) shall relieve a Party from any liability arising from or relating to any knowing or intentional breach of a representation, a warranty or a covenant by such Party prior to termination.

Section 6.08 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. There are no unwritten agreements among the parties.

Section 6.09 No Third Party Beneficiaries. Except as provided in Article V hereof (which shall be to the benefit of the parties referred to in such section), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.10 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 6.11 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 6.12 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 6.13 Press Release and Public Announcement. No Party shall issue any press release or make any similar public announcement relating to the subject matter of this Agreement without the prior written approval of the Company and Parent; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing Party shall use its commercially reasonable efforts to advise the other Parties in writing prior to making the disclosure).

Section 6.14 Expense. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Merger shall be paid by the Party incurring such fees and expenses whether or not the Merger is consummated.

Section 6.15 E-Signature; Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which taken together will be one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopy or in electronic (i.e. “pdf” or “tif”) format shall be effective as delivery of an original and execution by use of an electronic signature or digital signature shall be valid for all purposes. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VCAB NINE CORPORATION

By:	/s/ George Diamond
	Name:	George Diamond
	Title:	Director

iPower Wireless Technology Inc.

By:	/s/Yuejin Liu
	Name:	Yuejin Liu
	Title:	Director

iPower Wireless Technology USA Inc.

By:	/s/ Yuejin Liu
	Name:	Yuejin Liu
	Title:	Director

HFG CAPITAL INVESTMENTS, LLC

By:	/s/ George Diamond
	Name:	George Diamond
	Title:	Manager